UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 21, 2011

EXCEL TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34698	27-1493212
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(Address of Principal Executive Offices, Including Zip Code)

(858) 613-1800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 21, 2011, Excel Trust, Inc., a Maryland corporation (the “Company”), through its operating partnership subsidiary, Excel Trust, L.P. (the “Operating Partnership”), entered into a purchase agreement with an unrelated third party to acquire an approximately 433,000 square foot retail shopping center (the “Shopping Center”) in Arizona. The purchase price for the Shopping Center, excluding closing costs, is approximately $110 million, of which approximately $52.8 million will be assumed debt with an interest rate of 4.8%. Major tenants include Nordstrom Rack, OfficeMax, PetSmart, Old Navy, Michael’s, Stein Mart, Trader Joe’s, Cost Plus World Market and Pier One Imports.

This acquisition is subject to due diligence and other customary closing conditions. The Company can offer no assurances that the acquisition will close on the terms described herein, or at all.

The foregoing description of the property acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the purchase agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2011	Excel Trust, Inc.

	By:	/s/ S. ERIC OTTESEN
S. Eric Ottesen General Counsel